Exhibit 99.1

Yum China Reports Fourth Quarter and Full Year 2022 Results

Reported Operating Profit of $41 million in the fourth quarter and

$629 million for the full year reflecting resilience and business agility

Opened 1,159 net new stores in the year, laying solid foundation for growth

Shanghai, China (February 7, 2023) – Yum China Holdings, Inc. (the "Company" or "Yum China") (NYSE: YUMC and HKEX: 9987) today reported unaudited results for the fourth quarter and year ended December 31, 2022.

Impact of COVID Outbreak and Mitigation Efforts

In the fourth quarter, there were substantial changes in COVID conditions and policies in China. In October and November, sporadic occurrences of COVID infection quickly evolved into major regional outbreaks, leading to tightened COVID-related health measures and lockdowns. The number of our stores that were either temporarily closed or offered only takeaway and delivery services increased in October and November, peaking at over 4,300 in late November.

In December, the government issued a series of new COVID response guidelines that significantly changed its COVID policies, including removing mass testing and central quarantine requirements as well as lifting travel restrictions. A massive wave of infections quickly surged in the country, spreading from major cities such as Beijing, Guangzhou and Shanghai. The northern and western regions of China were impacted first, followed by the southern and eastern regions. Due to widespread infections, we experienced a shortage of restaurant staff which led to over 1,300 stores on average being either temporarily closed or offering limited services during December. As a significant portion of the population was either infected or chose to stay home to avoid infection, dine-in traffic declined substantially. We quickly responded to the new challenges by reallocating crew resources among stores to prioritize stores with stronger demand. Many of the stores that remained open operated with shortened operating hours and a simplified menu to streamline operations. We also addressed off-premise demand by leveraging our dedicated riders, encouraging pick-up and promoting packaged food products.

Sales in January improved sequentially, driven by the resumption of normal services at our restaurants and an earlier Chinese New Year (“CNY”) holiday season, which coincided with the pivot in COVID policies. Many people traveled during the holiday for the first time since COVID began. According to government statistics, the number of domestic travelers and related tourism spending during the 7-day CNY holiday increased approximately 20% and 30% year over year, respectively, but remained over 10% and 30% below the 2019 level, respectively. Performance at our transportation and tourist locations was better than the statistics indicated. Overall same-store sales for the comparable CNY holiday also increased mid-single digit year over year, but remained below the 2019 level.

As the country enters the new phase of COVID response, we are cautiously optimistic. The overall business environment and consumer sentiment have improved but near term uncertainties remain. Consumers tend to be more careful with spending after holidays. Experiences in other countries also suggest further outbreaks following relaxation of COVID restrictions and emergence of different COVID variants are real possibilities. A portion of the population may remain cautious about going out in public, while macroeconomic factors such as an inflationary environment and softening global economic conditions may weigh on consumer spending. As such, we are staying alert in this fluid situation and planning for multiple scenarios to capture growth opportunities and mitigate risks when needed.

Fourth Quarter Highlights

•
Total revenues decreased 9% year over year to $2.09 billion from $2.29 billion (a 2% increase excluding foreign currency translation (“F/X”)).
•
Total system sales decreased 4% year over year, with decreases of 1% at KFC and 6% at Pizza Hut, excluding F/X.
•
Same-store sales decreased 4% year over year, with decreases of 3% at KFC and 8% at Pizza Hut, excluding F/X.
•
Opened 538 net new stores during the quarter.
•
Restaurant margin was 10.4%, compared with 7.5% in the prior year period.

Yum China Holdings, Inc. • Shanghai, China • Website http://ir.yumchina.com

•
Operating Profit decreased 94% year over year to $41 million from $633 million (a 93% decrease excluding F/X), primarily due to the non-cash re-measurement gain of $618 million from the consolidation of Hangzhou in the fourth quarter of 2021.
•
Adjusted Operating Profit increased 152% year over year to $40 million from $16 million (a 189% increase excluding F/X).
•
Effective tax rate was 29.9%.
•
Net Income decreased 89% to $53 million from $475 million in the prior year period, primarily due to the decrease in Operating Profit.
•
Adjusted Net Income increased to $52 million from $11 million in the prior year period (a 137% increase excluding the net gain of $4 million in the fourth quarter of 2022 and net loss of $9 million in the fourth quarter of 2021, respectively, from our mark-to-market equity investments; a 154% increase if further excluding F/X).
•
Diluted EPS decreased 88% to $0.13 from $1.10 in the prior year period.
•
Adjusted Diluted EPS increased to $0.13 from $0.03 in the prior year period (a 120% increase excluding the net gain from our mark-to-market equity investments in the fourth quarter of 2022 and net loss in the fourth quarter of 2021, respectively; a 140% increase if further excluding F/X).

Full Year Highlights

•
Total revenues decreased 3% year over year to $9.57 billion from $9.85 billion (a 1% increase excluding F/X).
•
Total system sales decreased 5% year over year, with decreases of 4% at KFC and 3% at Pizza Hut, excluding F/X.
•
Same-store sales decreased 7% year over year, with decreases of 7% at KFC and 6% at Pizza Hut, excluding F/X.
•
Total store count reached 12,947 as of December 31, 2022, with 1,159 net new store openings during the year.
•
Restaurant margin was 14.1%, compared with 13.7% in the prior year.
•
Operating Profit decreased 55% year over year to $629 million from $1.39 billion (a 53% decrease excluding F/X), primarily due to the non-cash gain from the re-measurement of our previously held equity interest in Hangzhou KFC in the fourth quarter of 2021.
•
Adjusted Operating Profit decreased 17% year over year to $633 million from $766 million (a 14% decrease excluding F/X).
•
Effective tax rate was 30.1%.
•
Net Income decreased 55% to $442 million from $990 million in the prior year, primarily due to the decrease in Operating Profit, partially offset by loss from mark-to-market investments.
•
Adjusted Net Income decreased 15% to $446 million from $525 million in the prior year (a 19% decrease excluding the net losses of $22 million and $52 million in 2022 and 2021, respectively, from mark-to-market equity investments; a 16% decrease if further excluding F/X).
•
Diluted EPS decreased 54% to $1.04 from $2.28 in the prior year.
•
Adjusted Diluted EPS decreased 13% to $1.05 from $1.21 in the prior year (a 17% decrease excluding the net losses in 2022 and 2021, respectively, from mark-to-market equity investments; a 14% decrease if further excluding F/X).

Key Financial Results

	Fourth Quarter 2022				Full Year 2022
	% Change				% Change
	System Sales	Same-Store Sales	Net New Units	Operating Profit	System Sales	Same-Store Sales	Net New Units	Operating Profit
Yum China	(4)	(4)	+10	(94)	(5)	(7)	+10	(55)
KFC	(1)	(3)	+11	+79	(4)	(7)	+11	(5)
Pizza Hut	(6)	(8)	+12	(207)	(3)	(6)	+12	(36)

	Fourth Quarter				Full Year
(in US$ million, except			% Change				% Change
per share data and percentages)	2022	2021	Reported	Ex F/X	2022	2021	Reported	Ex F/X
Operating Profit	$41	$633	(94)	(93)	$629	$1,386	(55)	(53)
Adjusted Operating Profit(1)	$40	$16	+152	+189	$633	$766	(17)	(14)
Net Income	$53	$475	(89)	(88)	$442	$990	(55)	(54)
Adjusted Net Income(1)	$52	$11	+376	+406	$446	$525	(15)	(12)
Basic Earnings Per Common Share	$0.13	$1.11	(88)	(87)	$1.05	$2.34	(55)	(53)
Adjusted Basic Earnings Per Common Share(1)	$0.13	$0.03	+333	+333	$1.06	$1.24	(15)	(11)
Diluted Earnings Per Common Share	$0.13	$1.10	(88)	(88)	$1.04	$2.28	(54)	(53)
Adjusted Diluted Earnings Per Common Share(1)	$0.13	$0.03	+333	+333	$1.05	$1.21	(13)	(10)

1 See “Reconciliation of Reported GAAP Results to Non-GAAP Adjusted Measures” included in the accompanying tables of this release for further details.

Note: All comparisons are versus the same period a year ago.

Percentages may not recompute due to rounding.

System sales and same-store sales percentages exclude the impact of F/X. Effective January 1, 2018, temporary store closures are normalized in the same-store sales calculation by excluding the period during which stores are temporarily closed.

CEO and CFO Comments

Joey Wat, CEO of Yum China, commented, “I am incredibly grateful to our employees for their agility, creativity and tenacity navigating the extraordinary challenges in the fourth quarter. Our team executed well in a volatile environment, serving our customers and communities even at times of labor shortages. Despite major disruptions, we protected margins and delivered meaningful operating profit for the quarter. Looking back at the past year, our delicious food such as beef burgers and durian pizza won the hearts of customers. Our value for money offerings such as Crazy Thursday and Sunday Buy More Save More drove traffic. Co-branded campaigns with Pokemon Psyduck and Genshin Impact generated huge social buzz. We also transformed our business fundamentals amidst hardship – innovating store formats, rebasing cost structures as well as investing in supply chain and digital capabilities which position us well for stronger, long-term growth.”

Wat added, “As we embark on 2023, we are excited to see positive momentum in the Chinese New Year holiday. Our signature golden bucket at KFC and holiday-themed pizza at Pizza Hut have become favorites among friends and families celebrating together. We carefully planned our restaurant staffing and rider resources to ensure operational excellence, ready to meet consumer demand. Our anti-fragile operations will help us shine, in good times and bad. We will continue to build Yum China into an even more resilient, profitable and growing company.”

Andy Yeung, CFO of Yum China, added, “Regional outbreaks in October and November resulted in strict COVID-related health measures. However, most of these measures were lifted in December. Our operations were significantly disrupted by widespread infections nationwide in the quarter. We took decisive actions to sustain operations, capture off-premise demand, manage costs and drive operational efficiencies. We improved profitability despite lower sales. We also opened a record 538 net new stores in the fourth quarter while maintaining healthy new store payback.”

Yeung continued, “Looking ahead, we are encouraged by the new COVID policy and Chinese New Year holiday trading. But the real test will be the sales trajectory after the holiday and how the economy will rebound, given the fluid COVID conditions and macroeconomic headwinds. As such, we must stay agile and plan for a range of scenarios. Our priority this year is to drive sales. We also plan to open between 1,100 to 1,300 net new stores in 2023 and continue to invest in technology and infrastructure.”

Share Repurchases and Dividends

•
During the fourth quarter, we repurchased approximately 1.2 million shares of Yum China common stock for $52 million at an average price of $44.13 per share. As of December 31, 2022, approximately $1.2 billion remained available for future share repurchases under the current authorization.
•
The Board of Directors declared an increase in our cash dividend to $0.13 per share on Yum China’s common stock, payable on March 28, 2023 to shareholders of record as of the close of business on March 7, 2023.
•
For the full year 2022, the Company returned approximately $668 million to shareholders in the form of share repurchases and cash dividends.

Digital and Delivery

•
The KFC and Pizza Hut loyalty programs exceeded 410 million members combined, as of quarter-end. Member sales accounted for approximately 60% of system sales in the fourth quarter of 2022.
•
Delivery contributed approximately 45% of KFC and Pizza Hut’s Company sales in the fourth quarter of 2022, an increase of approximately 10 percentage points from the prior year period. Worsened COVID conditions in the quarter significantly impacted dine-in traffic and drove strong demand for delivery.
•
Digital orders, including delivery, mobile orders and kiosk orders, accounted for approximately 90% of KFC and Pizza Hut’s Company sales in the fourth quarter of 2022.

KFC and Pizza Hut Total	Fourth Quarter		Full Year
	2022	2021	2022	2021
Member count (as of period-end)	410 million+	360 million+	410 million+	360 million+
Member sales as % of system sales	~60%	~62%	~62%	~63%
Delivery as % of Company sales	~45%	~35%	~39%	~32%
Digital orders as % of Company sales	~90%	~88%	~89%	~86%

New-Unit Development and Asset Upgrade

•
The Company opened 538 net new stores in the fourth quarter of 2022, and 1,824 gross new stores, or 1,159 net new stores, in the full year 2022, mainly driven by development of the KFC and Pizza Hut brands.
•
The Company remodeled 153 stores in the fourth quarter of 2022 and 469 stores in the full year 2022.

	Net New Units		Restaurant Count
	Fourth Quarter	Full Year	As of Year-End
	2022	2022	2022	2021
Yum China	538	1,159	12,947	11,788
KFC	419	926	9,094	8,168
Pizza Hut	97	313	2,903	2,590
Others(2)	22	(80)	950	1,030

2 Others include Taco Bell, Little Sheep, Huang Ji Huang, East Dawning, COFFii & JOY and Lavazza.

Restaurant Margin

•
Restaurant margin was 10.4% in the fourth quarter of 2022, compared with 7.5% in the prior year period, primarily attributable to higher labor productivity, operational efficiency and temporary relief, partially offset by sales deleveraging including temporary store closures, increased rider cost associated with rising delivery volumes as well as commodity and wage inflation.
•
Restaurant margin was 14.1% in the full year 2022, compared with 13.7% in the prior year, primarily attributable to higher labor productivity, operational efficiency and temporary relief, partially offset by sales deleveraging, commodity and wage inflation, and increased rider cost associated with rising delivery volumes.

	Fourth Quarter			Full Year
	2022	2021	ppts change	2022	2021	ppts change
Yum China	10.4%	7.5%	+2.9	14.1%	13.7%	+0.4
KFC	12.7%	8.6%	+4.1	15.7%	14.9%	+0.8
Pizza Hut	1.9%	5.9%	(4.0)	9.2%	10.7%	(1.5)

2023 Outlook

The Company currently expects:

•
To open approximately 1,100 to 1,300 net new stores.
•
To make capital expenditures in the range of approximately $700 million to $900 million.

Other Updates

•
In November 2022, the Company received approval from Science Based Targets initiative (SBTi) on its near-term greenhouse gas (“GHG”) emissions reduction targets. The Company has committed to reducing its absolute Scope 1 and 2 GHG emissions by 63% by 2035 from a 2020 base year, and to reducing its Scope 3 GHG emissions from purchased goods by 66.3% per ton of goods purchased by 2035 from a 2020 base year. The Company has pledged to align its business with the most ambitious aim of the Paris Agreement, to limit global temperature rise to 1.5 oC above pre-industrial levels and reach net-zero by 2050.
•
In December 2022, the Company acquired an additional 20% equity interest in the Suzhou KFC joint venture (“Suzhou KFC”) for approximately $115 million, bringing total ownership from 72% to 92%. As Suzhou KFC has been consolidated by the Company since 2020, this transaction does not have a material impact on the consolidated statement of income in the fourth quarter.

Note on Non-GAAP Measures

Reported GAAP results include Special Items, which are excluded from non-GAAP adjusted measures. Special Items are not allocated to any segment and therefore only impact reported GAAP results of Yum China. See “Reconciliation of Reported GAAP Results to Non-GAAP Adjusted Measures” within this release. In addition, for the non-GAAP measures of Restaurant profit and Restaurant margin, see “Reconciliation of GAAP Operating Profit to Restaurant Profit” under “Segment Results” within this release.

Conference Call

Yum China’s management will hold an earnings conference call at 7:00 p.m. U.S. Eastern Time on Tuesday, February 7, 2023 (8:00 a.m. Beijing/Hong Kong Time on Wednesday, February 8, 2023).

A live webcast of the call may be accessed at https://edge.media-server.com/mmc/p/opfvhik8.

To join by phone, please register in advance of the conference through the link provided below. Upon registering, you will be provided with participant dial-in numbers, a passcode and a unique access PIN.

Pre-registration Link: https://s1.c-conf.com/diamondpass/10027402-9jv3to.html

A replay of the conference call will be available one hour after the call ends until Wednesday, February 15, 2023 and may be accessed by phone at the following numbers:

U.S.: 1 855 883 1031

Mainland China: 400 1209 216

Hong Kong: 800 930 639

U.K.: 0800 031 4295

Replay PIN: 10027402

Additionally, this earnings release, the accompanying slides, a live webcast and an archived webcast of this conference call will be available at Yum China’s Investor Relations website at http://ir.yumchina.com.

For important news and information regarding Yum China, including our filings with the U.S. Securities and Exchange Commission and the Hong Kong Stock Exchange, visit Yum China's Investor Relations website at http://ir.yumchina.com. Yum China uses this website as a primary channel for disclosing key information to its investors, some of which may contain material and previously non-public information.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including under “2023 Outlook.” We intend all forward-looking statements to be covered by the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements generally can be identified by the fact that they do not relate strictly to historical or current facts and by the use of forward-looking words such as “expect,” “expectation,” “believe,” “anticipate,” “may,” “could,” “intend,” “belief,” “plan,” “estimate,” “target,” “predict,” “project,” “likely,” “will,” “continue,” “should,” “forecast,” “outlook”, “commit” or similar terminology. These statements are based on current estimates and assumptions made by us in light of our experience and perception of historical trends, current conditions and expected future developments, as well as other factors that we believe are appropriate and reasonable under the circumstances, but there can be no assurance that such estimates and assumptions will prove to be correct. Forward-looking statements include, without limitation, statements regarding the future strategies, growth, business plans, investment, dividend and share repurchase plans, liquidity, earnings, performance and returns of Yum China, anticipated effects of population and macroeconomic trends, the expected impact of the COVID-19 pandemic, the anticipated effects of our innovation, digital and delivery capabilities and investments on growth, beliefs regarding the long-term drivers of Yum China’s business and GHG emissions reduction targets. Forward-looking statements are not guarantees of performance and are inherently subject to known and unknown risks and uncertainties that are difficult to predict and could cause our actual results or events to differ materially from those indicated by those statements. We cannot assure you that any of our expectations, estimates or assumptions will be achieved. The forward-looking statements included in this press release are only made as of the date of this press release, and we disclaim any obligation to publicly update any forward-looking statement to reflect subsequent events or circumstances, except as required by law. Numerous factors could cause our actual results or events to differ materially from those expressed or implied by forward-looking statements, including, without limitation: whether we are able to achieve development goals at the times and in the amounts currently anticipated, if at all, the success of our marketing campaigns and product innovation, our ability to maintain food safety and quality control systems, changes in public health conditions, including the COVID-19 pandemic and regional outbreaks caused by existing or new COVID-19 variants, our ability to control costs and expenses, including tax costs, as well as changes in political, economic and regulatory conditions in China. In addition, other risks and uncertainties not presently known to us or that we currently believe to be immaterial could affect the accuracy of any such forward-looking statements. All forward-looking statements should be evaluated with the understanding of their inherent uncertainty. You should consult our filings with the Securities and Exchange Commission (including the information set forth under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q) for additional detail about factors that could affect our financial and other results.

About Yum China Holdings, Inc.

Yum China is the largest restaurant company in China with a mission to make every life taste beautiful. The Company has over 400,000 employees and operates nearly 13,000 restaurants under six brands across 1,800 cities in China. KFC and Pizza Hut are the leading brands in the quick-service and casual dining restaurant spaces in China, respectively. Taco Bell offers innovative Mexican-inspired food. Yum China has also partnered with Lavazza to develop the Lavazza coffee shop concept in China. Little Sheep and Huang Ji Huang specialize in Chinese cuisine. Yum China has a world-class, digitalized supply chain which includes an extensive network of logistics centers nationwide and an in-house supply chain management system. Its strong digital capabilities and loyalty program enable the Company to reach customers faster and serve them better. Yum China is a Fortune 500 company with the vision to be the world’s most innovative pioneer in the restaurant industry. For more information, please visit http://ir.yumchina.com.

Investor Relations Contact:
Tel: +86 21 2407 7556 / +852 2267 5801 IR@YumChina.com

Media Contact:
Tel: +86 21 2407 7510 Media@YumChina.com

Yum China Holdings, Inc.

Condensed Consolidated Statements of Income

(in US$ million, except per share data)

(unaudited)

	Quarter Ended		% Change		Year Ended		% Change
	12/31/2022	12/31/2021	B/(W)		12/31/2022	12/31/2021	B/(W)
Revenues
Company sales	$1,975	$2,087	(5)		$9,110	$8,961	2
Franchise fees and income	16	33	(49)		81	153	(47)
Revenues from transactions with franchisees and unconsolidated affiliates	68	144	(53)		287	663	(57)
Other revenues	29	27	7		91	76	20
Total revenues	2,088	2,291	(9)		9,569	9,853	(3)
Costs and Expenses, Net
Company restaurants
Food and paper	630	679	7		2,836	2,812	(1)
Payroll and employee benefits	570	583	2		2,389	2,258	(6)
Occupancy and other operating expenses	570	669	15		2,604	2,664	2
Company restaurant expenses	1,770	1,931	8		7,829	7,734	(1)
General and administrative expenses	145	156	7		594	564	(5)
Franchise expenses	7	14	48		34	64	46
Expenses for transactions with franchisees and unconsolidated affiliates	67	140	52		279	649	57
Other operating costs and expenses	25	24	(6)		78	65	(20)
Closures and impairment expenses, net	12	21	43		32	34	6
Other expenses (income), net	21	(628)	NM		94	(643)	NM
Total costs and expenses, net	2,047	1,658	(23)		8,940	8,467	(6)
Operating Profit	41	633	(94)		629	1,386	(55)
Interest income, net	33	13	151		84	60	40
Investment gain (loss)	6	(11)	NM		(26)	(54)	51
Income Before Income Taxes and Equity in Net Earnings (Losses) from Equity Method Investments	80	635	(87)		687	1,392	(51)
Income tax provision	(24)	(159)	85		(207)	(369)	44
Equity in net earnings (losses) from equity method investments	2	—	NM		(2)	—	NM
Net income – including noncontrolling interests	58	476	(88)		478	1,023	(53)
Net income – noncontrolling interests	5	1	(551)		36	33	(9)
Net Income – Yum China Holdings, Inc.	$53	$475	(89)		$442	$990	(55)
Effective tax rate	29.9%	25.1%	(4.8)	ppts.	30.1%	26.5%	(3.6)	ppts.

Basic Earnings Per Common Share	$0.13	$1.11			$1.05	$2.34
Weighted-average shares outstanding (in millions)	419	427			421	422

Diluted Earnings Per Common Share	$0.13	$1.10			$1.04	$2.28
Weighted-average shares outstanding (in millions)	423	433			425	434

Cash Dividends Declared Per Common Share	$0.12	$0.12			$0.48	$0.48

Company sales	100.0%	100.0%			100.0%	100.0%
Food and paper	31.9	32.5	0.6	ppts.	31.1	31.4	0.3	ppts.
Payroll and employee benefits	28.8	27.9	(0.9)	ppts.	26.2	25.2	(1.0)	ppts.
Occupancy and other operating expenses	28.9	32.1	3.2	ppts.	28.6	29.7	1.1	ppts.
Restaurant margin	10.4%	7.5%	2.9	ppts.	14.1%	13.7%	0.4	ppts.
Operating margin	2.1%	30.3%	(28.2)	ppts.	6.9%	15.5%	(8.6)	ppts.

Percentages may not recompute due to rounding. NM refers to not meaningful.

Yum China Holdings, Inc.

KFC Operating Results

(in US$ million)

(unaudited)

	Quarter Ended		% Change		Year Ended		% Change
	12/31/2022	12/31/2021	B/(W)		12/31/2022	12/31/2021	B/(W)
Revenues
Company sales	$1,566	$1,596	(2)		$7,120	$6,816	4
Franchise fees and income	12	25	(50)		56	120	(53)
Revenues from transactions with franchisees and unconsolidated affiliates	9	13	(36)		33	59	(45)
Other revenues	4	2	107		10	8	26
Total revenues	1,591	1,636	(3)		7,219	7,003	3
Costs and Expenses, Net
Company restaurants
Food and paper	496	529	6		2,208	2,158	(2)
Payroll and employee benefits	434	428	(2)		1,797	1,642	(9)
Occupancy and other operating expenses	437	503	13		1,994	2,003	—
Company restaurant expenses	1,367	1,460	6		5,999	5,803	(3)
General and administrative expenses	63	65	2		254	240	(6)
Franchise expenses	6	12	49		29	59	50
Expenses for transactions with franchisees and unconsolidated affiliates	8	13	40		30	58	49
Other operating costs and expenses	3	1	(167)		7	4	(60)
Closures and impairment expenses, net	5	13	56		16	20	19
Other expenses (income), net	22	8	(175)		97	(8)	NM
Total costs and expenses, net	1,474	1,572	6		6,432	6,176	(4)
Operating Profit	$117	$64	79		$787	$827	(5)
Company sales	100.0%	100.0%			100.0%	100.0%
Food and paper	31.7	33.2	1.5	ppts.	31.0	31.7	0.7	ppts.
Payroll and employee benefits	27.7	26.8	(0.9)	ppts.	25.2	24.1	(1.1)	ppts.
Occupancy and other operating expenses	27.9	31.4	3.5	ppts.	28.1	29.3	1.2	ppts.
Restaurant margin	12.7%	8.6%	4.1	ppts.	15.7%	14.9%	0.8	ppts.
Operating margin	7.4%	4.1%	3.3	ppts.	11.0%	12.1%	(1.1)	ppts.

Percentages may not recompute due to rounding. NM refers to not meaningful.

Yum China Holdings, Inc.

Pizza Hut Operating Results

(in US$ million)

(unaudited)

	Quarter Ended		% Change		Year Ended		% Change
	12/31/2022	12/31/2021	B/(W)		12/31/2022	12/31/2021	B/(W)
Revenues
Company sales	$398	$475	(16)		$1,939	$2,092	(7)
Franchise fees and income	1	2	(22)		7	8	(6)
Revenues from transactions with franchisees and unconsolidated affiliates	1	1	0		4	6	(30)
Other revenues	4	1	170		10	3	256
Total revenues	404	479	(16)		1,960	2,109	(7)
Costs and Expenses, Net
Company restaurants
Food and paper	131	144	9		612	637	4
Payroll and employee benefits	135	148	9		572	598	4
Occupancy and other operating expenses	125	155	20		577	633	9
Company restaurant expenses	391	447	13		1,761	1,868	6
General and administrative expenses	26	31	15		110	111	0
Franchise expenses	1	1	17		4	4	9
Expenses for transactions with franchisees and unconsolidated affiliates	—	1	(3)		3	6	28
Other operating costs and expenses	3	1	(129)		8	2	(301)
Closures and impairment expenses, net	3	4	41		4	7	58
Total costs and expenses, net	424	485	13		1,890	1,998	5
Operating Profit	$(20)	$(6)	(207)		$70	$111	(36)
Company sales	100.0%	100.0%			100.0%	100.0%
Food and paper	32.9	30.3	(2.6)	ppts.	31.5	30.4	(1.1)	ppts.
Payroll and employee benefits	33.9	31.3	(2.6)	ppts.	29.5	28.6	(0.9)	ppts.
Occupancy and other operating expenses	31.3	32.5	1.2	ppts.	29.8	30.3	0.5	ppts.
Restaurant margin	1.9%	5.9%	(4.0)	ppts.	9.2%	10.7%	(1.5)	ppts.
Operating margin	(5.0)%	(1.4)%	(3.6)	ppts.	3.6%	5.3%	(1.7)	ppts.

Percentages may not recompute due to rounding. NM refers to not meaningful.

Yum China Holdings, Inc.

Condensed Consolidated Balance Sheets

(in US$ million)

	12/31/2022	12/31/2021
	(Unaudited)
ASSETS
Current Assets
Cash and cash equivalents	$1,130	$1,136
Short-term investments	2,022	2,860
Accounts receivable, net	64	67
Inventories, net	417	432
Prepaid expenses and other current assets	307	221
Total Current Assets	3,940	4,716
Property, plant and equipment, net	2,118	2,251
Operating lease right-of-use assets	2,219	2,612
Goodwill	1,988	2,142
Intangible assets, net	159	272
Long-term time deposits	680	90
Investments in unconsolidated affiliates	266	292
Deferred income tax assets	113	106
Other assets	343	742
Total Assets	11,826	13,223

LIABILITIES, REDEEMABLE NONCONTROLLING INTEREST AND EQUITY
Current Liabilities
Accounts payable and other current liabilities	2,098	2,332
Income taxes payable	68	51
Total Current Liabilities	2,166	2,383
Non-current operating lease liabilities	1,906	2,286
Non-current finance lease liabilities	42	40
Deferred income tax liabilities	390	425
Other liabilities	162	167
Total Liabilities	4,666	5,301

Redeemable Noncontrolling Interest	12	14

Equity
Common stock, $0.01 par value; 1,000 million shares authorized; 419 million shares and 449 million shares issued at December 31, 2022 and 2021, respectively; 419 million shares and 428 million shares outstanding at December 31, 2022 and 2021, respectively	4	4
Treasury stock	—	(803)
Additional paid-in capital	4,390	4,695
Retained earnings	2,191	2,892
Accumulated other comprehensive (loss) income	(103)	268
Total Yum China Holdings, Inc. Stockholders' Equity	6,482	7,056
Noncontrolling interests	666	852
Total Equity	7,148	7,908
Total Liabilities, Redeemable Noncontrolling Interest and Equity	$11,826	$13,223

Yum China Holdings, Inc.

Condensed Consolidated Statements of Cash Flows

(in US$ million)

(unaudited)

	Year Ended
	12/31/2022	12/31/2021
Cash Flows – Operating Activities
Net income – including noncontrolling interests	$478	$1,023
Depreciation and amortization	602	516
Non-cash operating lease cost	435	424
Closures and impairment expenses	32	34
Gain from re-measurement of equity interest upon acquisition	—	(628)
Investment loss	26	53
Equity income from investments in unconsolidated affiliates	—	(44)
Distributions of income received from unconsolidated affiliates	7	32
Deferred income taxes	(20)	160
Share-based compensation expense	42	41
Changes in accounts receivable	(1)	(5)
Changes in inventories	(19)	(16)
Changes in prepaid expenses, other current assets and VAT assets	207	(72)
Changes in accounts payable and other current liabilities	16	118
Changes in income taxes payable	25	(26)
Changes in non-current operating lease liabilities	(396)	(461)
Other, net	(21)	(18)
Net Cash Provided by Operating Activities	1,413	1,131
Cash Flows – Investing Activities
Capital spending	(679)	(689)
Purchases of short-term investments and long-term time deposits	(5,189)	(6,139)
Maturities of short-term investments and long-term time deposits	5,365	6,383
Acquisition of business, net of cash acquired	(23)	(115)
Acquisition of equity investment	—	(300)
Other, net	4	5
Net Cash Used in Investing Activities	(522)	(855)
Cash Flows – Financing Activities
Repurchase of shares of common stock	(466)	(75)
Cash dividends paid on common stock	(202)	(203)
Dividends paid to noncontrolling interests	(72)	(57)
Acquisitions of noncontrolling interests	(113)	—
Contribution from noncontrolling interests	18	37
Payment of acquisition related holdback	(7)	(8)
Other, net	(2)	(7)
Net Cash Used in Financing Activities	(844)	(313)
Effect of Exchange Rates on Cash, Cash Equivalents and Restricted Cash	(53)	15
Net Decrease in Cash, Cash Equivalents and Restricted Cash	(6)	(22)
Cash, Cash Equivalents, and Restricted Cash - Beginning of Year	1,136	1,158
Cash, Cash Equivalents, and Restricted Cash - End of Year	$1,130	$1,136

In this press release:

•
The Company provides certain percentage changes excluding the impact of foreign currency translation (“F/X”). These amounts are derived by translating current year results at prior year average exchange rates. We believe the elimination of the F/X impact provides better year-to-year comparability without the distortion of foreign currency fluctuations.
•
System sales growth reflects the results of all restaurants regardless of ownership, including Company-owned, franchise and unconsolidated affiliate restaurants that operate our restaurant concepts, except for non-Company-owned restaurants for which we do not receive a sales-based royalty. Sales of franchise and unconsolidated affiliate restaurants typically generate ongoing franchise fees for the Company at an average rate of approximately 6% of system sales. Franchise and unconsolidated affiliate restaurant sales are not included in Company sales in the Condensed Consolidated Statements of Income; however, the franchise fees are included in the Company’s revenues. We believe system sales growth is useful to investors as a significant indicator of the overall strength of our business as it incorporates all of our revenue drivers, Company and franchise same-store sales as well as net unit growth.
•
Effective January 1, 2018, the Company revised its definition of same-store sales growth to represent the estimated percentage change in sales of food of all restaurants in the Company system that have been open prior to the first day of our prior fiscal year, excluding the period during which stores are temporarily closed. We refer to these as our "base" stores. Previously, same-store sales growth represented the estimated percentage change in sales of all restaurants in the Company system that have been open for one year or more, including stores temporarily closed, and the base stores changed on a rolling basis from month to month. This revision was made to align with how management measures performance internally and focuses on trends of a more stable base of stores.
•
Company sales represent revenues from Company-owned restaurants. Company Restaurant profit (“Restaurant profit”) is defined as Company sales less expenses incurred directly by our Company-owned restaurants in generating Company sales, including cost of food and paper, restaurant-level payroll and employee benefits, rent, depreciation and amortization of restaurant-level assets, advertising expenses, and other operating expenses. Company restaurant margin percentage is defined as Restaurant profit divided by Company sales.
•
Certain comparative items in the Condensed Consolidated Financial Statements have been reclassified to conform to the current period’s presentation to facilitate comparison.

Reconciliation of Reported GAAP Results to Non-GAAP Adjusted Measures

(in millions, except per share data)

(unaudited)

In addition to the results provided in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”) in this press release, the Company provides non-GAAP measures adjusted for Special Items, which include Adjusted Operating Profit, Adjusted Net Income, Adjusted Earnings Per Common Share ("EPS"), Adjusted Effective Tax Rate and Adjusted EBITDA, which we define as net income including noncontrolling interests adjusted for equity in net earnings (losses) from equity method investments, income tax, interest income, net, investment gain or loss, certain non-cash expenses, consisting of depreciation and amortization as well as store impairment charges, and Special Items. We also use Restaurant profit and Restaurant margin (as defined above) for the purposes of internally evaluating the performance of our Company-owned restaurants and we believe Company restaurant profit and restaurant margin provide useful information to investors as to the profitability of our Company-owned restaurants.

The following table set forth the reconciliation of the most directly comparable GAAP financial measures to the non-GAAP adjusted financial measures. The reconciliation of GAAP Operating Profit to Restaurant Profit is presented in Segment Results within this release.

	Quarter Ended		Year Ended
	12/31/2022	12/31/2021	12/31/2022	12/31/2021

Non-GAAP Reconciliations

Reconciliation of Operating Profit to Adjusted Operating Profit
Operating Profit	$41	$633	$629	$1,386
Special Items, Operating Profit	1	617	(4)	620
Adjusted Operating Profit	$40	$16	$633	$766
Reconciliation of Net Income to Adjusted Net Income
Net Income – Yum China Holdings, Inc.	$53	$475	$442	$990
Special Items, Net Income –Yum China Holdings, Inc.	1	464	(4)	465
Adjusted Net Income – Yum China Holdings, Inc.	$52	$11	$446	$525
Reconciliation of EPS to Adjusted EPS
Basic Earnings Per Common Share	$0.13	$1.11	$1.05	$2.34
Special Items, Basic Earnings Per Common Share	—	1.08	(0.01)	1.10
Adjusted Basic Earnings Per Common Share	$0.13	$0.03	$1.06	$1.24
Diluted Earnings Per Common Share	$0.13	$1.10	$1.04	$2.28
Special Items, Diluted Earnings Per Common Share	—	1.07	(0.01)	1.07
Adjusted Diluted Earnings Per Common Share	$0.13	$0.03	$1.05	$1.21
Reconciliation of Effective Tax Rate to Adjusted Effective Tax Rate
Effective tax rate	29.9%	25.1%	30.1%	26.5%
Impact on effective tax rate as a result of Special Items	(0.4)%	(13.0)%	0.2%	(1.3)%
Adjusted effective tax rate	30.3%	38.1%	29.9%	27.8%

Net income, along with the reconciliation to Adjusted EBITDA, is presented below:

	Quarter Ended		Year Ended
	12/31/2022	12/31/2021	12/31/2022	12/31/2021
Reconciliation of Net Income to Adjusted EBITDA
Net Income – Yum China Holdings, Inc.	$53	$475	$442	$990
Net income – noncontrolling interests	5	1	36	33
Equity in net (earnings) losses from equity method investments	(2)	—	2	—
Income tax provision	24	159	207	369
Interest income, net	(33)	(13)	(84)	(60)
Investment (gain) loss	(6)	11	26	54
Operating Profit	41	633	629	1,386
Special Items, Operating Profit	(1)	(617)	4	(620)
Adjusted Operating Profit	40	16	633	766
Depreciation and amortization	135	136	602	516
Store impairment charges	14	25	51	48
Adjusted EBITDA	$189	$177	$1,286	$1,330

Details of Special Items are presented below:

	Quarter Ended		Year Ended
	12/31/2022	12/31/2021	12/31/2022	12/31/2021
Gain from re-measurement of equity interest upon acquisition(1)	$—	$618	$—	$628
Share-based compensation expense for Partner PSU awards(2)	1	(1)	(4)	(8)
Special Items, Operating Profit	1	617	(4)	620
Tax effect on Special Items(3)	—	(153)	—	(155)
Special Items, net income – including noncontrolling interests	1	464	(4)	465
Special Items, net income – noncontrolling interests	—	—	—	—
Special Items, Net Income –Yum China Holdings, Inc.	$1	$464	$(4)	$465
Weighted-average Diluted Shares Outstanding (in millions)	423	433	425	434
Special Items, Diluted Earnings Per Common Share	$—	$1.07	$(0.01)	$1.07

(1)
In the quarters ended December 31 and September 30, 2021, as a result of the consolidation of Hangzhou KFC and the Lavazza joint venture, the Company recognized a gain of $618 million and $10 million, respectively, from the re-measurement of our previously held equity interest at fair value.
(2)
In February 2020, the Company granted Partner PSU Awards to select employees who were deemed critical to the Company’s execution of its strategic operating plan. These PSU awards will only vest if threshold performance goals are achieved over a four-year performance period, with the payout ranging from 0% to 200% of the target number of shares subject to the PSU awards. Partner PSU Awards were granted to address increased competition for executive talent, motivate transformational performance and encourage management retention. Given the unique nature of these grants, the Compensation Committee does not intend to grant similar, special grants to the same employees during the performance period. The impact from these special awards is excluded from metrics that management uses to assess the Company’s performance.
(3)
The tax expense was determined based upon the nature, as well as the jurisdiction, of each Special Item at the applicable tax rate.

The Company excludes impact from Special Items for the purpose of evaluating performance internally. Special Items are not included in any of our segment results. In addition, the Company provides Adjusted EBITDA because we believe that investors and analysts may find it useful in measuring operating performance without regard to items such as equity in net earnings (losses) from equity method investments, income tax, interest income, net, investment gain or loss, depreciation and amortization, store impairment charges, and Special Items. Store impairment charges included as an adjustment item in Adjusted EBITDA primarily resulted from our semi-annual impairment evaluation of long-lived assets of individual restaurants, and additional impairment evaluation whenever events or changes in circumstances indicate that the carrying value of the assets may not be recoverable. If these restaurant-level assets were not impaired, depreciation of the assets would have been recorded and included in EBITDA. Therefore, store impairment charges were a non-cash item similar to depreciation and amortization of our long-lived assets of restaurants. The Company believes that investors and analyst may find it useful in measuring operating performance without regard to such non-cash item.

These adjusted measures are not intended to replace the presentation of our financial results in accordance with GAAP. Rather, the Company believes that the presentation of these adjusted measures provides additional information to investors to facilitate the comparison of past and present results, excluding those items that the Company does not believe are indicative of our ongoing operations due to their nature.

Unit Count by Brand

KFC

	12/31/2021	New Builds	Closures	Acquired	Refranchised	12/31/2022
Company-owned	7,437	1,060	(283)	5	(5)	8,214
Franchisees	731	169	(20)	(5)	5	880
Total	8,168	1,229	(303)	—	—	9,094

Pizza Hut

	12/31/2021	New Builds	Closures	Acquired	12/31/2022
Company-owned	2,452	401	(98)	5	2,760
Franchisees	138	16	(6)	(5)	143
Total	2,590	417	(104)	—	2,903

Others

	12/31/2021	New Builds	Closures	Acquired	12/31/2022
Company-owned	162	100	(76)	1	187
Franchisees	868	78	(182)	(1)	763
Total	1,030	178	(258)	—	950

Yum China Holdings, Inc.

Segment Results

(in US$ million)

(unaudited)

	Quarter Ended 12/31/2022
	KFC	Pizza Hut	All Other Segments	Corporate and Unallocated(1)	Elimination	Total
Company sales	$1,566	$398	$11	$—	$—	$1,975
Franchise fees and income	12	1	3	—	—	16
Revenues from transactions with franchisees and unconsolidated affiliates(2)	9	1	10	48	—	68
Other revenues	4	4	156	11	(146)	29
Total revenues	$1,591	$404	$180	$59	$(146)	$2,088
Company restaurant expenses	1,367	391	15	—	(3)	1,770
General and administrative expenses	63	26	10	46	—	145
Franchise expenses	6	1	—	—	—	7
Expenses for transactions with franchisees and unconsolidated affiliates(2)	8	—	11	48	—	67
Other operating costs and expenses	3	3	151	11	(143)	25
Closures and impairment expenses, net	5	3	4	—	—	12
Other expenses (income), net	22	—	—	(1)	—	21
Total costs and expenses, net	1,474	424	191	104	(146)	2,047
Operating Profit (Loss)	$117	$(20)	$(11)	$(45)	$—	$41

Reconciliation of GAAP Operating Profit to Restaurant Profit

	Quarter Ended 12/31/2022
	KFC	Pizza Hut	All Other Segments	Corporate and Unallocated	Elimination	Total
GAAP Operating Profit (Loss)	$117	$(20)	$(11)	$(45)	$—	$41
Less:
Franchise fees and income	12	1	3	—	—	16
Revenues from transactions with franchisees and unconsolidated affiliates	9	1	10	48	—	68
Other revenues	4	4	156	11	(146)	29
Add:
General and administrative expenses	63	26	10	46	—	145
Franchise expenses	6	1	—	—	—	7
Expenses for transactions with franchisees and unconsolidated affiliates	8	—	11	48	—	67
Other operating costs and expenses	3	3	151	11	(143)	25
Closures and impairment expenses, net	5	3	4	—	—	12
Other expenses (income), net	22	—	—	(1)	—	21
Restaurant profit (loss)	$199	$7	$(4)	$—	$3	$205
Company sales	1,566	398	11	—	—	1,975
Restaurant margin %	12.7%	1.9%	(42.6)%	N/A	N/A	10.4%

	Quarter Ended 12/31/2021
	KFC	Pizza Hut	All Other Segments	Corporate and Unallocated(1)	Elimination	Total
Company sales	$1,596	$475	$16	$—	$—	$2,087
Franchise fees and income	25	2	6	—	—	33
Revenues from transactions with franchisees and unconsolidated affiliates(2)	13	1	23	107	—	144
Other revenues	2	1	110	9	(95)	27
Total revenues	$1,636	$479	$155	$116	$(95)	$2,291
Company restaurant expenses	1,460	447	23	—	1	1,931
General and administrative expenses	65	31	12	48	—	156
Franchise expenses	12	1	1	—	—	14
Expenses for transactions with franchisees and unconsolidated affiliates(2)	13	1	19	107	—	140
Other operating costs and expenses	1	1	111	7	(96)	24
Closures and impairment expenses, net	13	4	4	—	—	21
Other expenses (income), net	8	—	(1)	(635)	—	(628)
Total costs and expenses, net	1,572	485	169	(473)	(95)	1,658
Operating Profit (Loss)	$64	$(6)	$(14)	$589	$—	$633

Reconciliation of GAAP Operating Profit to Restaurant Profit

	Quarter Ended 12/31/2021
	KFC	Pizza Hut	All Other Segments	Corporate and Unallocated	Elimination	Total
GAAP Operating Profit (Loss)	$64	$(6)	$(14)	$589	$—	$633
Less:
Franchise fees and income	25	2	6	—	—	33
Revenues from transactions with franchisees and unconsolidated affiliates	13	1	23	107	—	144
Other revenues	2	1	110	9	(95)	27
Add:
General and administrative expenses	65	31	12	48	—	156
Franchise expenses	12	1	1	—	—	14
Expenses for transactions with franchisees and unconsolidated affiliates	13	1	19	107	—	140
Other operating costs and expenses	1	1	111	7	(96)	24
Closures and impairment expenses, net	13	4	4	—	—	21
Other expenses (income), net	8	—	(1)	(635)	—	(628)
Restaurant profit (loss)	$136	$28	$(7)	$—	$(1)	$156
Company sales	1,596	475	16	—	—	2,087
Restaurant margin %	8.6%	5.9%	(45.1)%	N/A	N/A	7.5%

	Year Ended 12/31/2022
	KFC	Pizza Hut	All Other Segments	Corporate and Unallocated(1)	Elimination	Total
Company sales	$7,120	$1,939	$51	$—	$—	$9,110
Franchise fees and income	56	7	18	—	—	81
Revenues from transactions with franchisees and unconsolidated affiliates(2)	33	4	39	211	—	287
Other revenues	10	10	563	42	(534)	91
Total revenues	$7,219	$1,960	$671	$253	$(534)	$9,569
Company restaurant expenses	5,999	1,761	70	—	(1)	7,829
General and administrative expenses	254	110	46	184	—	594
Franchise expenses	29	4	1	—	—	34
Expenses for transactions with franchisees and unconsolidated affiliates(2)	30	3	35	211	—	279
Other operating costs and expenses	7	8	557	39	(533)	78
Closures and impairment expenses, net	16	4	12	—	—	32
Other expenses (income), net	97	—	—	(3)	—	94
Total costs and expenses, net	6,432	1,890	721	431	(534)	8,940
Operating Profit (Loss)	$787	$70	$(50)	$(178)	$—	$629

Reconciliation of GAAP Operating Profit to Restaurant Profit

	Year Ended 12/31/2022
	KFC	Pizza Hut	All Other Segments	Corporate and Unallocated	Elimination	Total
GAAP Operating Profit (Loss)	$787	$70	$(50)	$(178)	$—	$629
Less:
Franchise fees and income	56	7	18	—	—	81
Revenues from transactions with franchisees and unconsolidated affiliates	33	4	39	211	—	287
Other revenues	10	10	563	42	(534)	91
Add:
General and administrative expenses	254	110	46	184	—	594
Franchise expenses	29	4	1	—	—	34
Expenses for transactions with franchisees and unconsolidated affiliates	30	3	35	211	—	279
Other operating costs and expenses	7	8	557	39	(533)	78
Closures and impairment expenses, net	16	4	12	—	—	32
Other expenses (income), net	97	—	—	(3)	—	94
Restaurant profit (loss)	$1,121	$178	$(19)	$—	$1	$1,281
Company sales	7,120	1,939	51	—	—	9,110
Restaurant margin %	15.7%	9.2%	(37.6)%	N/A	N/A	14.1%

	Year Ended 12/31/2021
	KFC	Pizza Hut	All Other Segments	Corporate and Unallocated(1)	Elimination	Total
Company sales	$6,816	$2,092	$53	$—	$—	$8,961
Franchise fees and income	120	8	25	—	—	153
Revenues from transactions with franchisees and unconsolidated affiliates(2)	59	6	98	500	—	663
Other revenues	8	3	297	20	(252)	76
Total revenues	$7,003	$2,109	$473	$520	$(252)	$9,853
Company restaurant expenses	5,803	1,868	63	—	—	7,734
General and administrative expenses	240	111	42	171	—	564
Franchise expenses	59	4	1	—	—	64
Expenses for transactions with franchisees and unconsolidated affiliates(2)	58	6	88	497	—	649
Other operating costs and expenses	4	2	294	17	(252)	65
Closures and impairment expenses, net	20	7	7	—	—	34
Other (income) expenses, net	(8)	—	7	(642)	—	(643)
Total costs and expenses, net	6,176	1,998	502	43	(252)	8,467
Operating Profit (Loss)	$827	$111	$(29)	$477	$—	$1,386

Reconciliation of GAAP Operating Profit to Restaurant Profit

	Year Ended 12/31/2021
	KFC	Pizza Hut	All Other Segments	Corporate and Unallocated	Elimination	Total
GAAP Operating Profit (Loss)	$827	$111	$(29)	$477	$—	$1,386
Less:
Franchise fees and income	120	8	25	—	—	153
Revenues from transactions with franchisees and unconsolidated affiliates	59	6	98	500	—	663
Other revenues	8	3	297	20	(252)	76
Add:
General and administrative expenses	240	111	42	171	—	564
Franchise expenses	59	4	1	—	—	64
Expenses for transactions with franchisees and unconsolidated affiliates	58	6	88	497	—	649
Other operating costs and expenses	4	2	294	17	(252)	65
Closures and impairment expenses, net	20	7	7	—	—	34
Other (income) expenses, net	(8)	—	7	(642)	—	(643)
Restaurant profit (loss)	$1,013	$224	$(10)	$—	$—	$1,227
Company sales	6,816	2,092	53	—	—	8,961
Restaurant margin %	14.9%	10.7%	(20.8)%	N/A	N/A	13.7%

The above tables reconcile segment information, which is based on management responsibility, with our Condensed Consolidated Statements of Income.

(1)
Amounts have not been allocated to any segment for purpose of making operating decision or assessing financial performance as the transactions are deemed corporate revenues and expenses in nature.

(2)
Primarily includes revenues and associated expenses of transactions with franchisees and unconsolidated affiliates derived from the Company’s central procurement model whereby the Company centrally purchases substantially all food and paper products from suppliers and then sells and delivers to KFC and Pizza Hut restaurants, including franchisees and unconsolidated affiliates that operate our concepts.